Exhibit 10.1

Memorandum of Understanding

Between Visualant, Inc and Susan Winston Diamond Marketing Group

November 9, 2011

This Memorandum of Understanding is between entered into between Visualant, Inc., (“Visualant”) a Nevada corporation, and Susan Winston Diamond Marketing Group, (“Winston”).

Whereas Visualant had developed and is commercializing proprietary  patented and patent-pending technology which uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication or diagnostics of any item or substance.  This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”), and

Whereas Winston has relationships and experience in the grading of and the global marketplace for investment grade jewels.

Whereas the parties hereto desire to exploit the Visualant Spectral Pattern (“SPM”) technology as a certification and grading tool for jewels, including, but not limited to diamonds, colored gemstones and pearls, and

Whereas the parties hereto desire to mutually explore the application of the SPM technology to this unique marketplace and develop and business structure which can most efficiently and economically exploit the application of SPM to the certification and grading of jewels, and

Whereas the parties believe there exists to the potential for establishing a new global standard for certification, grading and authentication of precious jewels, now therefore, the parties hereto,

Now Therefore enter into this Memorandum of Understanding respecting their terms and conditions of their proposed undertaking the component elements of which are:

Visualant will provide its SPM technology and technical expertise relating to its SPM technology.

Winston will provide expertise on the grading and certification of jewels

The parties shall determine the best business structure for the undertaking including forming a joint venture company, a license of the SPM technology to a Winston entity or a Visualant subsidiary, or such other form as the parties may deem appropriate.

The parties agree that Visualant or its assigns shall receive fifty dollars ($50.00) per carat for each diamond graded and certified by its SPM technology.  Appropriate compensation for grading colors gemstones and pearls and other jewels will be determined by the parties hereto

Any use or license of the SPM technology shall be exclusive with respect to the contemplated field of use.

Winston will explore the potential for strategic alliance with the Gemological Institute of America and strategic investments and/or partnerships with leading global jewelry dealers.

A laboratory utilizing the SPM technology shall be established in New York, New York when sufficient revenues or funding make that practicable.

A jewel based trading operation may be established, with appropriate supporting infrastructure including a relationship with Bloomberg.

The parties will determine the parameters of the grading and certification process and how best to market the analytics associated therewith.

The parties may determine that additional parties may become founding participants of the contemplated undertaking.

During the pendency of this Memorandum of Understanding the parties agree, in exchange for the mutual consideration provided herein to negotiate exclusively with one another.

The term of this Memorandum of Understanding shall be for six (6) months.  It can be extended by mutual agreement of the parties in writing and can be terminated by either party with thirty days notice.

Agreed to by the undersigned parties this 9th day of November, 2011.

Visualant, Inc.

/s/ Ron Erickson

By Ron Erickson

Its:  Chairman

Susan Winston Diamond Marketing Group

/s/ Susan Winston

By Susan Winston

Its:  President